Exhibit (5)(a)


     Flexible Premium Joint and
     Last Survivor Variable
     Life Insurance Policy

Golden American is a stock company domiciled in Minneapolis, Minnesota.

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     Policy Number       Initial Premium     Face Amount

     [123456]            [$50,000]           [152,000]
--------------------------------------------------------------------
     Owner               Insured             Joint Insured

     [John Q. Public]    [Jane S. Public]

--------------------------------------------------------------------
     Separate Account(s)

     Separate Account A
--------------------------------------------------------------------

This policy is a legal contract between its owner and us. Please read it carefully. In this policy, you or your refers to the owner shown above. We, our or us refers to the Golden American Life Insurance Company. You may allocate this policy's investment value among the separate account divisions shown on Page 3B and the general account division shown on Page 3C.

Death Benefit Provided by this Policy

We will pay the death benefit proceeds to the beneficiary when we receive proof of the death of the last surviving insured of the joint insureds shown above. For details on death benefit proceeds see
Insurance Benefits.

At issue, the death benefit equals this policy's face amount. Afterwards, the death benefit may increase or decrease on any day, depending on this policy's investment results but will never be less than this policy's face amount. The period for which the death benefit is in effect may change with the investment results but will never be less than this policy's guarantee period. For details on death benefit proceeds and the guarantee period see Insurance Benefits.

Cash Value Benefits

During the lifetimes of the insureds and while this policy is in effect, we provide cash value benefits and other important rights as described in this policy.

The cash surrender value may increase or decrease on any day, depending on the investment results for this policy. No minimum amount is guaranteed, except for any amounts allocated to the Guaranteed Division. See Your Policy Benefits for information on cash surrender values.

Right to Examine this Policy

This policy may be returned on or before the end of the free look period. This period ends 10 days after the date you receive this policy. Mail or deliver this policy to the Customer Service Center shown below. The returned policy will be treated as if we never issued it. We will promptly return the initial premium payment.





Customer Service Center                           Secretary:
MBL Variable, Inc.
Post Office Box 5179, FDR Station
New York, New York  10150-5179                    President:


Flexible Premium Joint and Last Survivor Variable Life Insurance

Variable life insurance payable upon death of the last surviving insured. Death benefit subject to guaranteed minimum during guarantee period. Guaranteed minimum is policy's face amount. Flexible premium payments. Non-participating. Investment results reflected in policy benefits.

A copy of the application(s) and any additional benefit riders and endorsements are at the back of this policy.

Specification Pages

The specification pages (Pages 3A to 3H) follow this page. They give specific facts about this policy and its coverage. Please refer to them while reading this policy.


Policy Contents                                   2

Specification Pages
   Payment and Investment
          Information                             3A
   The Separate Accounts                          3B
   The General Account                            3C
   Policy Facts                                   3D
   Expense Charges                                3E
   Insurance Charges                              3F
   Net Single Premium Factors                     3G
   Income Plan Factors                            3H

Introduction to this Policy                       4
   This Policy is a Contract
   Key Dates and Ages
   Right to Name a Contingent Owner
   The Beneficiary
   Change of Owner or Beneficiary

Premium Payments and Allocation
                    Changes                       5
   Initial Premium Payments
   Additional Premium Payments
   Allocation of Additional Premium Payments
   Your Right to Reallocate Investment Value
   Separate Account Division not Available

How We Measure a Policy's
           Investment Value                       7
   The Separate Accounts
   The General Account
   Valuation Period
   Investment Value
   Amount of Investment Value in Each Division
   Charges Deducted from Investment Value
   Tabular Value
   Measurement of Investment Experience

Your Policy Benefits                              11
   Cash Value Benefits
   Policy Loans
   Right to Exchange

Insurance Benefits                                13
   Variable Insurance Amount
   Proceeds Payable to the Beneficiary

Insurance Coverage Period                         14
   How we Determine the Guarantee
         Period and Face Amount
   Termination of Policy after
          Guarantee Period
   How to Reinstate this Policy

Choosing An Income Plan                           15
   The Income Plans
   Payment When Named Person Dies

Other Important Information                       16
   Contesting this Policy
   Policy Values Report
   Changing this Policy
    Policy Changes - Applicable Tax Law
   Errors in Ages or Sexes
   Sending Notice to Us
   Suicide
   Payments We May Defer
   Establishing Survivorship
   Claims of Creditors
   Assignment
   Non-participating
   Authority to make Agreements
   Changes in Expense Charges and Insurance Charges
   Maturity Date of this Policy
   Required Note on Our Computations

Payment and Investment Information


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     Policy Number       Initial Premium     Face Amount

     [123456]            [$50,000]           [$150,000]
--------------------------------------------------------------------
 Owner         Policy Date       Issue Date        Residence State

 [John Public] [January 1, 1998] [January 1, 1998] [Delaware]
--------------------------------------------------------------------
 Insured       Sex    Issue Age Underwriting Class  Smoking Status

 [John Pubic]  [Male] [65]      [Non-Medical]       [Non-Smoker]
--------------------------------------------------------------------
 Joint Insured Sex    Issue Age Underwriting Class  Smoking Status

 [Jane Public] [Female]         [35]                [Non-Medical]
[Non-Smoker]
--------------------------------------------------------------------
 Separate Account(s)

 Separate Account A
--------------------------------------------------------------------

Initial Investment

Initial premium payment received:                 [$50,000]
     less [3%] of premium for premium tax          [$1,500]
Investment value in Liquid Asset Division on
  [January 1, 1998]                               [$48,500]


As requested in the application, on [/R/ALLOCDATE_] we will change the allocation of your investment value among the following divisions, unless we receive other instructions before that date:

                Percentage of
     Division                 Investment Value
     --------                 ----------------
     Total                         100%

Additional Premium Payment Information

We will accept additional premium payments until one of the insureds reaches the attained age of [80].
The minimum additional payment which may be made is [$500].

Investment Value Allocation Rules

The maximum number of divisions in which you may be invested at any one time is [eight]. You are allowed five allocation changes per policy year without charge. We will impose a charge for each additional allocation change in excess of five. The excess allocation charge is shown on Page 3E. No allocation changes are allowed during the free look period.

Allocation Changes by Telephone

You may request allocation changes by telephone during our telephone request business hours. You may call our Customer Service Center at 1-800-447-3644 (in New York, the number is 212-688-7070) to make allocation changes by using the personal identification number you will receive. You may also mail a request for allocation changes to the Customer Service Center at the address shown on the cover page.

The Separate Accounts                                  3B1

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     Policy Number       Initial Premium     Face Amount

     [123456]            [$50,000]           [$150,000]
--------------------------------------------------------------------
     Owner               Insured             Joint Insured

     [John Public]       [John Public]       [Jane Public]
--------------------------------------------------------------------
     Separate Account
     Separate Account A
--------------------------------------------------------------------

Managed Separate Account

[Not available.]

Divisions Investing in Shares of a Mutual Fund

[Separate Account A is a unit investment trust separate account, organized in and governed by the laws of the State of Minnesota, our state of domicile. It is divided into divisions.

Each division listed below invests in shares of the mutual fund portfolio designated. Each portfolio is a part of The Specialty
Managers Trust managed by Directed Services, Inc.


ALL-GROWTH
DIVISION
ALL-GROWTH SERIES
Portfolio Manager   - Pilgrim Baxter & Associates, Ltd.

CAPITAL
APPRECIATION
DIVISION
CAPITAL APPRECIATION SERIES
Portfolio Manager   - INVESCO (NY), Inc.

DEVELOPING
WORLD
DIVISION
DEVELOPING WORLD SERIES
Portfolio Manager   - Montgomery Asset Management, LLC

FULLY
MANAGED
DIVISION
FULLY MANAGED SERIES
Portfolio Manager   - T. Rowe Price Associates, Inc.

GROWTH
OPPORTUNITIES
DIVISION
GROWTH OPPORTUNITIES SERIES
Portfolio Manager   - Montgomery Asset Management, LLC

MULTIPLE
ALLOCATION
DIVISION
MULTIPLE ALLOCATION SERIES
Portfolio Manager   - Zweig Advisors Inc.

RISING
DIVIDENDS
DIVISION
RISING DIVIDENDS SERIES
Portfolio Manager   - Kayne Anderson Investment Management, LLC

The Separate Accounts                                  3B2

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     Policy Number       Initial Premium     Face Amount

     [123456]            [$50,000]           [$150,000]
--------------------------------------------------------------------
     Owner               Insured             Joint Insured

     [John Public]       [John Public]       [Jane Public]
--------------------------------------------------------------------
     Separate Account

     Separate Account A
--------------------------------------------------------------------

STRATEGIC
EQUITY
DIVISION
STRATEGIC EQUITY SERIES
Portfolio Manager   - Zweig Advisors Inc.

VALUE
EQUITY
DIVISION
VALUE EQUITY SERIES
Portfolio Manager   - Eagle Asset Management, Inc.

STRATEGIC
EQUITY
DIVISION
STRATEGIC EQUITY SERIES
Portfolio Manager   - Zweig Advisors Inc.

EMERGING
MARKETS
DIVISION
EMERGING MARKETS SERIES
Portfolio Manager   - J. P. Morgan Investment Management Inc.

GLOBAL
FIXED
INCOME
DIVISION
GLOBAL FIXED INCOME PORTFOLIO
Portfolio Manager   - Barings Investment Limited International

GROWTH AND
INCOME
DIVISION
GROWTH AND INCOME PORTFOLIO
Portfolio Manager   - Robertson, Stephens & Company Investment
Management, L.P.

HARD
ASSETS
DIVISION
HARD ASSETS SERIES
Portfolio Manager   - Van Eck Associates Corporation

LIMITED
MATURITY
BOND
DIVISION
LIMITED MATURITY BOND SERIES
Portfolio Manager   - ING Investment Management, LLC

LIQUID
ASSET
DIVISION
LIQUID ASSET SERIES
Portfolio Manager   - ING Investment Management, LLC

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     Policy Number       Initial Premium     Face Amount

     [123456]            [$50,000]           [$150,000]
--------------------------------------------------------------------
     Owner               Insured             Joint Insured

     [John Public]       [John Public]       [Jane Public]
--------------------------------------------------------------------
     Separate Account

     Separate Account A
--------------------------------------------------------------------

TOTAL
RETURN
DIVISION
TOTAL RETURN PORTFOLIO
Portfolio Manager   - Massachusetts Financial Services Company

VALUE +
GROWTH
DIVISION
VALUE + GROWTH PORTFOLIO
Portfolio Manager   - Robertson, Stephens & Company Investment
Management, L.P.


NOTE: PLEASE REFER TO THE PROSPECTUSES FOR THE CONTRACT AND THE GCG TRUST FOR MORE DETAILS.

Each division listed below invests in shares of the mutual fund portfolio (the "Portfolio") designated. Each portfolio is a part of the PIMCO Trust managed by Pacific Investment Management Company
("PIMCO").

HIGH YIELD
BOND
DIVISION
HIGH YIELD BOND PORTFOLIO
Portfolio Manager   - PIMCO

STOCKSPLUS
GROWTH AND
INCOME
DIVISION

STOCKSPLUS GROWTH AND INCOME PORTFOLIO
Portfolio Manager   - PIMCO

The General Account                                    3C1

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     Policy Number       Initial Premium     Face Amount

     [123456]            [$50,000]           [$150,000]
--------------------------------------------------------------------
     Owner               Insured             Joint Insured

     [John Public]       [John Public]       [Jane Public]
--------------------------------------------------------------------

General Account

The general account offers a guaranteed interest division, known as the Guaranteed Division, for allocation of funds under this policy.

Guaranteed Division

The Guaranteed Division provides a minimum of [4%] annual interest. At our sole discretion, we may periodically declare a higher interest rate. Such rate will apply to the policy year(s) next following the date of declaration. Any such declaration will be by class and will be based on changes in future expectations.

Limitations on Allocations
You may allocate up to [50%] of your initial premium payment to this division. You may also allocate subsequent premium payments to this division but such allocations may be subject to restrictions. Currently we will only permit subsequent allocations within [30] days after the policy date and each policy anniversary and they are limited so that after such allocation, the investment value in the Guaranteed Division is no more than [50%] of the total investment value.

Reallocations
You may reallocate your investment value to or from the Guaranteed Division to or from other divisions within [30] days after the policy date and each policy anniversary. Reallocations to the Guaranteed Division are limited so that after the reallocation, the investment value in the Guaranteed Division is no more than [50%] of the total investment value. Reallocations from the Guaranteed Divisions are subject to the following restrictions:

(1) You may reallocate the greater of [25%] of the initial premium payment allocated to this division and [25%] of the investment value in this division as of the policy anniversary, on each of the first [four] policy anniversaries;
(2) Thereafter you may reallocate up to [25%] of the investment value in this division as of the policy anniversary to other divisions; and
(3) If the investment value in this division is [$5,000] or less you may reallocate the entire amount.

The amounts available for reallocation will be adjusted to reflect any partial withdrawals allocated to the Guaranteed Division, as discussed below.

Automatic Transfer of Interest Option
You may choose to have all of the interest earned in the Guaranteed Division, less charges allocated to this division, during each processing period automatically transferred to the Account on each processing date. The interest earned, less charges, will be allocated to the divisions in which you are invested in proportion to your investment value in each division unless you specify otherwise. If you are not invested in any divisions of the Account we will allocate the interest earned, less charges, to the Specially Designated Division. You may choose to elect or cancel this option by sending us a satisfactory notice to our Customer Service Center.

                          The General Account

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     Policy Number       Initial Premium     Face Amount

     [123456]            [$50,000]           [$150,000]
--------------------------------------------------------------------
     Owner               Insured             Joint Insured

     [John Public]       [John Public]       [Jane Public]
--------------------------------------------------------------------

Policy Loans
If any portion of you investment value is allocated to the Guaranteed Division, policy loans and repayments will be allocated pro rata to the divisions of the Account and the Guaranteed Division. If a policy loan or portion of a policy loan is allocated to the Guaranteed Division, investment value equal to the allocated portion of the policy loan will be transferred from the Guaranteed Division to our general account as collateral for that portion of the policy loan. If a loan repayment is allocated to the Guaranteed Division, the amount allocated to the division will be treated as a new allocation to the Guaranteed Division and will be credited with interest at the declared interest rate in effect for that policy year. Any such allocations from this division will reduce the amount available for reallocation.

Deductions for Charges
Unless you have elected the Charge Deduction Division, a pro rata portion of the deferred load, administrative charge, mortality cost, loan charge and any partial withdrawal or excess allocation charge will be deducted from the investment value in the Guaranteed Division. If a portion of your investment value is allocated to the Guaranteed Division, we will reimburse the portion of the deferred load installments applicable to the Guaranteed Division as they are recovered on each processing date during the first policy year. If you surrender the policy, we will deduct the total amount of any remaining deferred loading from the amount we pay you.

Limitations on Partial Withdrawals
The investment value in the Guaranteed Division may be withdrawn only within [30] days after a policy anniversary and is subject to the same restrictions as described under Reallocations, above. If the sum of any reallocations during this period and the pro rata or specified portion of the partial withdrawal is greater than the amount allowed by the Guaranteed Division allocation restrictions, the maximum allowable partial withdrawal amount will be allocated to the Guaranteed Division and any balance will be allocated pro rata to the divisions of the Account. Unless you specify otherwise, partial withdrawals during this period will be allocated pro rata to the divisions of the Account and the Guaranteed Division. Any such deductions from this division will reduce any amount available for reallocation.

Right to Exchange
If you are exercising your right to exchange this policy for a fixed benefit life insurance policy, any limitation on allocations described above will not apply, and you may reallocate all of the investment value under your policy to this division at any time within the first eighteen months of your policy.

Other Divisions
We may from time to time offer other divisions where assets are held in our general account.

Policy Facts                                           3D

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     Policy Number       Initial Premium     Face Amount

     [123456]            [$50,000]           [$150,000]
--------------------------------------------------------------------
     Owner               Insured             Joint Insured

     [John Public]       [John Public]       [Jane Public]
--------------------------------------------------------------------
     Separate Account

     Separate Account A
--------------------------------------------------------------------

Policy Processing Date

Policy processing dates are the days when we deduct charges from the investment value, even though they might be incurred earlier. The policy processing dates for your policy are [April 5th] of each year.

Policy Processing Period

The first policy processing period is the period from the policy date to the first policy processing date. After that, a policy processing period is the period between successive policy processing dates.

Specially Designated Division

When a distribution is made from an investment portfolio underlying a separate account division in which reinvestment is not available, we will allocate the amount of the distribution to the [Liquid Asset
Division] unless you specify otherwise.

Mortality Table and Interest Rate used in Our Computations

Insured: [MORTALITY TABLE HERE] [For attained ages up to and including age 19 the aggregate table will be used. Thereafter the smoker table will be used unless non-smoker status has been applied for and granted.]

Joint Insured: [MORTALITY TABLE HERE] [For attained ages up to and including age 19 the aggregate table will be used. Thereafter the smoker table will be used unless non-smoker status has been applied for and granted.]

[Interest at 4% per year].

Policy Loan Rules

The maximum loan value percentage is [90%].
The minimum amount of any loan is [$1,000].
The minimum repayment amount is the lesser of [$1,000] and the amount of the loan. The loan interest rate is [5%] per year, due and payable on each policy anniversary.

Initial Guarantee Period

The initial guarantee period expires on [April 1, 1998_].

Maturity Date of this Policy

The policy matures on [January 1, 2035].

Optional Benefit Riders, if any

[Charge Deduction Division Rider] [(Not applicable.)]
[Partial Withdrawal Rider]

Expense Charges                                        3E1

--------------------------------------------------------------------
     Policy Number       Initial Premium     Face Amount

     [123456]            [$50,000]           [$150,000]
--------------------------------------------------------------------
     Owner               Insured             Joint Insured

     [John Public]       [John Public]       [Jane Public]
--------------------------------------------------------------------
     Separate Account

     Separate Account A
--------------------------------------------------------------------

Deductions from Additional Premiums

Premium Taxes
[None]

Deductions from the Investment Value

Initial Administrative Charge
[None]

Quarterly Administrative Charge
[None]

Quarterly Recovery of Deferred Policy Loading
[None]

Loan Charge
We charge [1.00%] of your policy loan amount on each policy anniversary, accrued daily.

Excess Allocation Charge
If you make more than five allocation changes during a policy year, we will impose a [$25] charge at the time each additional allocation is processed. The charge will be deducted in proportion to the amount being transferred from each division.

Expense Charges                                        3E2

--------------------------------------------------------------------
     Policy Number       Initial Premium     Face Amount

     [123456]            [$50,000]           [$150,000]
--------------------------------------------------------------------
     Owner               Insured             Joint Insured

     [John Public]       [John Public]       [Jane Public]
--------------------------------------------------------------------
     Separate Account

     Separate Account A
--------------------------------------------------------------------

Deductions from the Separate Account Divisions

Mortality and Expense Risk Charge
We charge a daily rate of [0.002477%] of the assets in each division (equivalent to an annual rate of [0.90%]) for mortality and expense risks.

Asset Based Administrative Charge
We charge a daily rate of 0.000276% of the assets in each division of the Account (equivalent to an annual rate of 0.10%) to cover a portion of the policy administration.

Insurance Charges                                      3F

--------------------------------------------------------------------
     Policy Number       Initial Premium     Face Amount

     [123456]            [$50,000]           [$150,000]
--------------------------------------------------------------------
     Owner               Insured             Joint Insured

     [John Public]       [John Public]       [Jane Public]
--------------------------------------------------------------------
     Separate Account

     Separate Account A
--------------------------------------------------------------------

Mortality Cost

The mortality cost is deducted from the investment value on each policy processing date. The guaranteed maximum cost of insurance rates per $1,000 of the net amount at risk are shown below.

TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
(Quarterly Rates per $1,000 of Net Amount at Risk)

  Policy    COI      Policy   COI       Policy  COI
  Year      Rate     Year     Rate      Year    Rate
  ------    ------   ------   -------   ------  ---------
     1      .00067     26     .59317      51     32.61385
     2      .00218     27     .70536      52     37.00999
     3      .00399     28     .84278      53     41.72058
     4      .00616     29    1.01105      54     46.73954
     5      .00874     30    1.21229      55     52.11409
     6      .01192     31    1.44865      56     57.87959
     7      .01573     32    1.72414      57     64.23938
     8      .02015     33    2.03816      58     71.46431
     9      .02544     34    2.39934      59     80.22655
     10     .03161     35    2.82032      60     92.06771
     11     .03904     36    3.31997      61    110.37960
     12     .04767     37    3.92133      62    143.18332
     13     .05781     38    4.65199      63    212.55763
     14     .06964     39    5.53184      64    270.08071
     15     .08381     40    6.56406      65    333.33333
     16     .10050     41    7.75180
     17     .12081     42    9.09063
     18     .14516     43   10.58108
     19     .17480     44   12.23753
     20     .21006     45   14.10334
     21     .25177     46   16.23831
     22     .30081     47   18.70798
     23     .35688     48   21.57777
     24     .42238     49   24.86748
     25     .50051     50   28.55748

Rates shown are based on each insured's attained age, smoking status and underwriting class as of the policy date and each policy anniversary. They do not change during a policy year.] For attained ages up to and including age 19 the aggregate table will be used. Thereafter the smoker table will be used unless non-smoker status has been applied for and granted. For attained ages up to and including age 19 the aggregate table will be used. Thereafter the smoker table will be used unless non-smoker status has been applied for and granted.

Minimum Death Benefit Guarantee Cost

See Quarterly Recovery of Deferred Policy Loading

Net Single Premium Factors                             3G

--------------------------------------------------------------------
     Policy Number       Initial Premium     Face Amount

     [123456]            [$50,000]           [$150,000]
--------------------------------------------------------------------
     Owner               Insured             Joint Insured

     [John Public]       [John Public]       [Jane Public]
--------------------------------------------------------------------
     Separate Account

     Separate Account A
--------------------------------------------------------------------

[TABLE OF NET SINGLE PREMIUM FACTORS

(Factors Per $1,000 of Cash Surrender Value)
/R/IF PAGE3GA="(U)"

  Policy    NSP      Policy   NSP       Policy  NSP
  Year      Factor   Year     Factor    Year    Factor
  ------    ------   ------   -------   ------  ---------
     1      6.68170    26   2.38178       51    1.20435
     2      5.96589    27   2.29746       52    1.18755
     3      5.73667    28   2.21694       53    1.17215
     4      5.51644    29   2.14016       54    1.15793
     5      5.30484    30   2.06704       55    1.14463
     6      5.10156    31   1.99751       56    1.13202
     7      4.90628    32   1.93143       57    1.11982
     8      4.71871    33   1.86870       58    1.10776
     9      4.53855    34   1.80914       59    1.09554
     10     4.36552    35   1.75263       61    1.08291
     11     4.19936    36   1.69906       61    1.06977
     12     4.03981    37   1.64837       62    1.05631
     13     3.88663    38   1.60054       63    1.04342
     14     3.73958    39   1.55558       64    1.03406
     15     3.59842    40   1.51350       65    1.02207
     16     3.46296    41   1.47422       66    1.00000
     17     3.33298    42   1.43762
     18     3.20830    43   1.40354
     19     3.08876    44   1.37177
     20     2.97418    45   1.34212
     21     2.86440    46   1.31446
     22     2.75926    47   1.28871
     23     2.65859    48   1.26485
     24     2.56222    49   1.24287
     25     2.46999    50   1.22274

Factors shown are based on each insured's attained age, smoking status and underwriting class, as of the policy date and each policy anniversary after that. For attained ages up to and including age 19 the aggregate table will be used. Thereafter the smoker table will be used unless non-smoker status has been applied for and granted. For attained ages up to and including age 19 the aggregate table will be used. Thereafter the smoker table will be used unless non-smoker status has been applied for and granted.

On policy processing dates not shown, we determine the Net Single
Premium Factor in a consistent manner with allowance for time elapsed.

The Net Single Premium Factor on a date during a policy processing period is determined by interpolating between the factors for the policy processing date immediately preceding and immediately following that date. For the first policy processing period, the starting point is the policy date.

Adjustment of Net Single Premium Factors

To keep the policy qualified as life insurance under federal income tax laws or regulations, we will adjust the net single premium factors to reflect guarantees provided under the Guaranteed Division. We will make the adjustment for the year after an additional premium payment or partial withdrawal is made if it increases or decreases the face amount. The net single premium factor for the first policy year has been adjusted to reflect the guarantees in the Guaranteed Division.]

Income Plan Factors                                    3H

--------------------------------------------------------------------
     Policy Number       Initial Premium     Face Amount

     [123456]            [$50,000]           [$150,000]
--------------------------------------------------------------------
     Owner               Insured             Joint Insured

     [John Public]       [John Public]       [Jane Public]
--------------------------------------------------------------------
     Separate Account

     Separate Account A
--------------------------------------------------------------------

[Values for other payment periods, ages, or joint life combinations are available on request. Monthly payments are shown for each $1,000 applied.

Table for Income for a Fixed Period

  Fixed Period  Monthly  Fixed Period Monthly Fixed Period  Monthly
  of Years      Income   of Years     Income  of Years      Income
------------    -------  ------------ ------- ------------  -------

     1          $84.68      11          $8.88     21         $5.33
     2           42.96      12           8.26     22          5.16
     3           29.06      13           7.73     23          5.00
     4           22.12      14           7.28     24          4.85
     5           17.95      15           6.89     25          4.72
     6           15.18      16           6.54     26          4.60
     7           13.20      17           6.24     27          4.49
     8           11.71      18           5.98     28          4.38
     9           10.56      19           5.74     29          4.28
     10           9.64      20           5.53     30          4.19

Table for Income for Life

      Male/Female        Male/Female         Male/Female
 Age  10 Years Certain   20 Years Certain    Refund Certain
----  ----------------   ----------------    --------------
 50      $4.93/4.52      $4.68/4.40          $4.74/ 4.42
 55       5.45/4.96       4.99/4.72           5.16/ 4.79
 60       6.11/5.52       5.30/5.07           5.75/ 5.29
 65       6.91/6.26       5.54/5.40           6.52/ 5.97
 70       7.79/7.18       5.68/5.62           7.33/ 6.74
 75       8.61/8.18       5.75/5.73           8.61/ 7.90
 80       9.24/9.01       5.77/5.76          10.43/ 9.50
85 & Over                 9.62/9.52           5.77/5.77
12.16/10.98]

Age of Female  50   55   60   65   70

50   3.63   3.74    3.82   3.89    3.93
55   3.82   3.99    4.13   4.25    4.33
60   4.00   4.25    4.48   4.68    4.84
65   4.16   4.49    4.83   5.15    5.44
70   4.29   4.70    5.15   5.64    6.12

Introduction to this Policy

You are the owner of this policy. This policy insures your life and the life of the joint insured unless other insureds have been named in the application. The insureds are shown on Page 3A. You, as the owner, have the rights and options described in this policy.

This Policy is a Contract

This policy is a legal contract between you and us. We provide insurance coverage and other benefits as stated in this policy. We do this in return for a completed application and the required initial premium payment. Whenever we use the word policy, we mean the entire contract. The entire contract consists of:
(1)  the basic policy;
(2)  the attached copy of the initial application;
(3)  all subsequent applications to change the basic policy; and
(4)  any optional benefit riders or endorsements.
Optional benefit riders and endorsements add provisions or change the terms of the basic policy.

Key Dates and Ages Referred to in this Policy

Issue Date
This is the date this policy is issued at our Customer Service Center. The contestable and suicide periods are measured from this date. See Page 3A.
Policy Date
This date is used to determine policy processing dates, policy years and anniversaries. The policy date may or may not be the same as the date of issue. See Page 3A.
Issue Age
This is each insureds' age on his or her last birthday on or before the policy date. See Page 3A.
Attained Age
For each insured, this is the issue age plus the number of full years elapsed since the policy date.

Right to Name a Contingent Owner

You may name a contingent owner. You may want to do this in case you die before a death benefit is payable under this policy. Ownership of this policy would then pass to the contingent owner. If there is no contingent owner, ownership would pass to your estate.

The Beneficiary

The beneficiary is the person to whom we pay the death benefit proceeds upon the death of the last surviving insured. We pay the proceeds to the primary beneficiary. If the primary beneficiary dies before the last surviving insured, the proceeds are paid to the contingent beneficiary, if any. If there is no surviving beneficiary, we pay the proceeds to the last surviving insured's estate.

One or more persons may be named as primary beneficiaries or contingent beneficiaries. In the case of more than one beneficiary, we will assume the proceeds are to be paid in equal shares to the surviving beneficiaries. You can specify other than equal shares.

You have the right to change beneficiaries, unless you designate the primary beneficiary irrevocable. When an irrevocable beneficiary has been designated, you and the irrevocable beneficiary must act together to exercise the rights and options under this policy.

Change of Owner or Beneficiary

During either insured's lifetime and while this policy is in effect, you can transfer ownership of this policy, change the contingent ownership, or change the beneficiary. To do this, you must send us written notice of the change in a form satisfactory to us. The change will take effect as of the day the notice is signed, but will not affect any payments made or action taken by us before we record the notice.

Premium Payments and Allocation Changes
---------------------------------------------------------------------

Initial Premium Payment

The initial payment is required to put this policy in effect. The amount and allocation of the initial premium payment is shown on Page 3A.

Additional Premium Payments

If both insureds are alive, you may make additional premium payments under this policy after the end of the free look period. Additional premium payments are subject to the restrictions shown on Page 3A and may be subject to evidence of insurability based on our underwriting rules. We reserve the right to return any additional premium payments that we believe would cause this policy to fail to qualify as life insurance under applicable tax laws.

Unless you specify otherwise, if there is any policy debt, any additional premium payment will be used first as a loan repayment with any excess applied as an additional premium. See Policy Loans.

As of the date we receive and accept your additional premium payment:
(1)  The variable insurance amount will increase.
(2) Any deferred policy loading will increase. Any such increase will be recovered in level installments from this policy's investment value. See Page 3E for details.
(3) The tabular value will increase by the amount of the payment less any premium deduction and less any deferred policy loading applicable to such payment as shown on Page 3E. See Tabular Value.

The guaranteed benefits will increase as of the policy processing date on or next following the date we receive and accept the additional premium payment. See How We Determine the Guarantee Period and Face Amount.

Where to Make Payments
Remit the premium payments to our Customer Service Center at the address shown on the cover page. On request we will give you a receipt signed by our treasurer.

Allocation of Additional Premium Payments

As of the date we receive and accept an additional premium payment, the increase in the investment value will be allocated among the separate account and general account divisions in accordance with your instructions. If no such instructions are received by us, allocation will be among the divisions in proportion to the amount of investment value in each division as of the date we receive and accept the payment.

Your Right to Reallocate Investment Value among Divisions

You can reallocate the investment value among the divisions after the end of the free look period. The number of allocation changes that we will allow each policy year is shown on Page 3A. To make an allocation change, you must provide us with satisfactory notice at our Customer Service Center. The change will take effect when we receive the notice. Some general account divisions may have restrictions on reallocations. See Page 3C.

What Happens if a Separate Account Division is not Available

When a distribution is made from a managed separate account division or from an investment portfolio supporting a unit investment trust separate account division in which reinvestment is not available, we will allocate the distribution to the Specially Designated Division shown on Page 3D unless you specify otherwise.

Such a distribution can occur when an investment portfolio or division matures; when a distribution from a portfolio or division can not be reinvested in the portfolio or division due to the unavailability of securities; or for other reasons. When this occurs because of maturity, we will notify you 30 days in advance of such date. To elect an allocation to other than the Specially Designated Division shown on Page 3D, you must provide satisfactory notice to us at least seven days prior to the date the investment matures. Such allocations will not be counted as an allocation change of the investment value for purposes of the number of free changes permitted.

How We Measure a Policy's Investment Value

The variable life insurance benefits under this policy are provided through investments which may be made in our separate and general accounts.

The Separate Accounts

These accounts, which are designated on Page 3B, are kept separate from our general account and any other separate accounts we may have. They are used to support variable life insurance policies and may be used for other purposes permitted by applicable laws and regulations. We own the assets in the separate accounts. Assets equal to the reserves and other liabilities of each separate account will not be chargeable with liabilities that arise from any other business we conduct, but we may transfer to our general account assets which exceed the reserves and other liabilities of the separate accounts. Income, realized and unrealized gains or losses from assets in a separate account are credited to or charged against the account without regard to other income, gains or losses in our other investment accounts.

One type of separate account will invest in mutual funds, unit investment trusts and other investment portfolios which we determine to be suitable for this policy's purposes. This separate account is treated as a unit investment trust under Federal securities laws. It is registered with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940. The separate account is also governed by state laws as designated on Page 3B.

One type of separate account will invest directly in portfolio securities deemed appropriate by the investment adviser and the committee managing the separate account. This separate account is treated as an open end, diversified management investment company under Federal securities laws. It is registered with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940. The separate account is also governed by state laws as designated on Page 3B.

Separate Account Divisions
A unit investment trust separate account includes divisions, each investing in a designated investment portfolio. The divisions and the investment portfolios in which they invest, if applicable, are specified on Page 3B. Some of the portfolios designated may be managed by a separate investment adviser. Such adviser may be registered under the Investment Advisers Act of 1940.

A managed separate account includes divisions, each investing directly in portfolios of securities designed to meet the objectives of the division. The divisions, if applicable and their objectives are specified on Page 3B. Some of the divisions designated may be managed by a separate investment adviser. Such adviser may be registered under the Investment Advisers Act of 1940.

Changes Within the Separate Account
We may from time to time make additional separate account divisions available. These divisions will invest in investment portfolios we find suitable for this policy. We also have the right to eliminate divisions from the separate account, to combine two or more divisions, or to substitute a new portfolio for the portfolio in which a division invests. A substitution may become necessary if, in our judgment, a portfolio no longer suits the purposes of this policy. This may happen due to a change in laws or regulations, or a change in a portfolio's investment objectives or restrictions, or because the portfolio is no longer available for investment, or for some other reason. We will get any required approval from the insurance department of our state of domicile before making such a substitution. This approval process is on file with the insurance department of the jurisdiction in which this policy is delivered. We will also get any required approval from the SEC and any other required approvals before making such a substitution.

Subject to any required regulatory approvals, we reserve the right to transfer assets of the separate account or of a division, which we determine to be associated with the class of policies to which this policy belongs, to another separate account or division.

When permitted by law, we reserve the right to:
(1) deregister the separate account under the Investment Company Act of 1940;
(2) operate the separate account as a management company under the Investment Company Act of 1940, if it is operating as a unit investment trust;
(3) operate the separate account as a unit investment trust under the Investment Company Act of 1940, if it is operating as a managed separate account;
(4) restrict or eliminate any voting rights of policyowners, or other persons who have voting rights as to the separate account; and
(5)  combine the separate account with other separate accounts.

The General Account

The general account contains all of the assets of the company other than those in the separate accounts we establish.

Guaranteed Interest Division
This division provides for a guarantee of principal (less charges) for the amounts allocated to this division. We will periodically determine an interest rate of not less than 4% per year, that will be credited to that division.

Other Divisions
We may from time to time offer other divisions where assets are held in our general account.

Valuation Period

Each division will be valued at the end of each valuation period on a valuation date. A valuation period is each business day together with any non-business days before it. A business day is any day the New York Stock Exchange (NYSE) is open for trading, or any day in which the SEC requires that mutual funds, unit investment trusts or other investment portfolios be valued.

Investment Value

The investment value is the amount that this policy provides for investment at any time. It is the sum of the amount of investment value in each of the separate account and general account divisions. You select the separate account and general account divisions to which to allocate the investment value. The maximum number of divisions to which the investment value may be allocated at any one time is shown on Page 3A.

Amount of Investment Value in Each Division

On the Policy Date
On the policy date, the investment value is allocated to each division as shown on Page 3A.

On each Valuation Date
At the end of each subsequent valuation period, the amount of investment value in each division will be calculated as follows:
(1) We take the amount of investment value in the division at the end of the preceding valuation period.
(2) We multiply (1) by the division's net rate of return for the current valuation period.
(3)  We add (1) and (2).
(4) We add to (3) any additional premium payments (less any premium deductions as shown on Page 3E) allocated to the division during the current valuation period.
(5) We add or subtract allocations to or from the division during the current valuation period.
(6) We add to (5) any loan repayments received and subtract from (5) any loans which are allocated to the division during the current valuation period.

(7) If a policy processing date occurs during the current valuation period, we subtract from (6) the amounts allocated to the division for:
     (a)  expense charges as shown on Page 3E; and
     (b) insurance charges as shown on Page 3F and the mortality cost as shown below.
All amounts in (7) will be allocated to each division in the proportion that (6) bears to the investment value.
(8) If the charges in (7) exceed the amount in (6), we will first calculate the cash surrender value to determine the amount of any overdue charges and then set the amount of investment value in each division to zero.

Charges Deducted from Investment Value on each Policy Processing Date SEE ENDORSEMENT

Mortality Cost
We will deduct the mortality cost on each policy processing date as follows:
(1) We determine the policy's net amount at risk on the same day of each month in the policy processing period starting with the previous policy processing date. The net amount at risk on each date is:
     (a)  the death benefit as of that date, less
     (b) the sum of the cash surrender value and any policy debt as of that date.
(2) We adjust each net amount at risk in (1) for interest at the rate used in our computations which is shown on Page 3D to reflect that:
     (a) we assume claims are paid immediately upon the death of the last surviving insured, and
     (b) we deduct the mortality cost at the end of each policy processing period.
(3) We add the three monthly amounts in (2) and divide by three to determine the average net amount at risk for the period.
(4)  We divide (3) by $1,000.
(5) We determine the current cost of insurance rate per $1,000 of net amount at risk based on the insureds' sexes, attained ages, underwriting classes and the value of (4) above. If the insureds' underwriting classes change as a result of an additional premium payment, we will determine the current cost of insurance rate per $1,000 of net amount at risk separately for increases in death benefit after the effective date of such increase.
(6)  We multiply (4) by (5).
In no event will (6) be greater than the amount determined by substituting the tabular value for the cash surrender value in (1)(b) above and the guaranteed maximum cost of insurance rate for the current cost of insurance rate per $1,000 in (5).

We may change the current cost of insurance rates per $1,000 from time to time. Any change in the current rates will be as described in Changes in Expense Charges and Insurance Charges. They will never be more than the guaranteed maximum cost of insurance rates per $1,000 shown on Page 3F. The mortality cost during a policy processing period is calculated in a similar manner with allowance for time elapsed.

Other Deductions from Investment Value
Expense charges, including administrative and other fees, and recovery of any deferred policy loading, are shown on Page 3E. The charges for any minimum death benefit guarantee, and the cost of any benefits from optional benefit riders, are shown on Page 3F. The net loan cost is described in the Policy Loans provision.

Tabular Value

The tabular value on the policy date equals investment value on that date. Thereafter, the tabular value is calculated the same as the cash surrender value except the mortality cost will be based on the guaranteed maximum cost of insurance rates and the net rate of return will be based on the interest rate used in our computations, as shown on Page 3D. The tabular value calculations do not reflect loans, repayments, expense charges, or minimum death benefit guarantee costs. In the calculation of the tabular value, the variable insurance amount on any date is equal to the tabular value as of such date multiplied by the net single premium factor as of such date.

Measurement of Investment Experience

Index of Investment Experience
The investment experience of a separate account division is determined on each valuation date. We use an index to measure changes in each division's experience during a valuation period. We set the index at $10 when the first investments in each division are made. The index for a current valuation period equals the index for the preceding valuation period multiplied by the experience factor for the current period.

How We Determine the Experience Factor
For divisions investing in unit investment trusts the experience factor reflects the investment experience of the portfolio in which the division invests as well as the charges assessed against the division for a valuation period. The factor is calculated as follows:
(1) We take the net asset value of the portfolio in which the division invests as of the end of the current valuation period.
(2) We add to (1) the amount of any dividend or capital gains distribution for the investment portfolio declared during the current valuation period and reinvested in the portfolio. We subtract from that amount a charge for our taxes, if any.
(3) We divide (2) by the net asset value of the portfolio at the end of the preceding valuation period.
(4) We subtract the daily mortality and expense risk charge for each division shown on Page 3E for each day in the valuation period. This charge is to cover expense and mortality risks that we are assuming.
(5) For certain divisions, we subtract an additional charge equal to the daily charge shown on Page 3E for each day in the valuation period.

Calculations for divisions investing in unit investment trusts are on a per unit basis. Calculations for divisions investing in mutual fund portfolios are made on a per share basis.

For divisions of a managed separate account investing directly in portfolio securities, the experience factor reflects the investment experience of the division as well as the charges assessed against the division for a valuation period. The factor is calculated as follows:
(1) Take the value of the assets in the division at the end of the preceding valuation period.
(2) Add to (1) any investment income and capital gains, realized or unrealized, credited to the assets during the current valuation period.
(3) Subtract from (2) any capital losses, realized or unrealized, charged against the assets during the current valuation period.
(4) Subtract from (3) any amount charged against the division for any taxes.
(5) Divide (4) by the value of the assets in the division at the end of the preceding valuation period.
(6) Subtract from (5) a charge for operating expenses actually incurred.
(7) Subtract from (6) the charge for investment management as shown on Page 3E.
(8) Subtract from (7) the charge for mortality and expense risks as shown on page 3E.

Net Rate of Return for Separate Account Division
The net rate of return for a separate account division during a valuation period is the experience factor for that valuation period minus one.

Net Rate of Return for Guaranteed Interest Division
The net rate of return for the Guaranteed Interest Division for a valuation period is the rate for the number of days in the valuation period equivalent to the effective annual interest rate declared for that division.

Your Policy Benefits

There are important rights and benefits that are available to you as the owner of this policy during the lifetime of either insured. We discuss these rights and benefits in this section.

Cash Value Benefit

Cash Surrender Value
The cash surrender value is determined as follows:
(1)  We take the policy's investment value;
(2)  We deduct any unrecovered deferred policy loading;
(3) We deduct any expense charges shown on Page 3E and insurance charges shown on Page 3F that have been incurred but not yet deducted, including:
     (a)  any first year administrative charge;
     (b) any quarterly administrative charge to be deducted on the next policy processing date;
     (c) any net loan charge accrued since the last policy processing date;
     (d) the pro rata part of the mortality cost since the last policy processing date;
     (e)  the pro rata part of any minimum death benefit risk premium;
          and,
     (f) the pro rata part of any charges for optional benefit riders.

Surrendering to Receive the Cash Surrender Value
You may surrender this policy at any time and receive its cash surrender value. The cash surrender value may be paid in cash or under one or more income plans. See Choosing an Income Plan. To surrender this policy you must return it to our Customer Service Center with a signed request for surrender in a form satisfactory to us. The surrender will take effect on the date this policy and the request are sent to us. The cash surrender value will vary daily. We will determine the cash surrender value as of the date we receive this policy and the signed request at our Customer Service Center. We will usually pay the cash surrender value within seven days, but we may delay payment as described in the Payments We may Defer provision.

Policy Loans

You may borrow money from us. This policy will be the only security we require for the loan. A loan may be taken any time this policy is in effect after the free look period. You may repay all or part of the loan at any time while the policy is in effect.

When We will Make the Loan
We will usually loan the money within seven days after we receive a request satisfactory to us, but we may delay making the loan as described in the Payments We may Defer provision. If the loan is to be used to pay premiums on another life insurance policy offered by us, we will make the loan immediately.

Loan Value
The maximum loan value percentage is shown on Page 3D. The amount of the loan may not exceed the sum of the cash surrender value plus any existing policy debt, multiplied by the maximum loan value percentage. Any existing policy debt will be deducted from a new loan. The minimum permissible amounts of any loan and repayment are shown on page 3D.

Loan Interest
The loan interest rate is shown on Page 3D. Interest accrues (builds up) each day. Interest payments are due as shown on Page 3D. If interest is not paid when due, it will be added to the amount of the loan. The sum of all outstanding loans plus accrued interest is called the policy debt.

Interest payments when received will be allocated among the divisions in accordance with your instructions. If no instructions are received by us, we will allocate the interest payments in proportion to the amount of investment value in each division.

Effect of a Loan
A loan will be transferred out of the divisions and a repayment will be transferred into the divisions. A policy loan reduces the investment value while repayment of a loan will cause an increase in the investment value. Unless you specify otherwise, loans and repayments will be allocated in proportion to the amount of investment value in each division as of the date of the loan or repayment.

A loan, whether or not repaid, will have a permanent effect on the cash surrender values and may have a permanent effect on the death benefits. See How We Measure a Policy's Investment Value. If not repaid, the policy debt will reduce the amount of death benefit proceeds and cash surrender value.

If, on any valuation date, there is policy debt outstanding and the cash surrender value is negative, we will terminate the policy. We will not do this, however, until 31 days after we send you an overloan notice. We will notify you and anyone who holds this policy as collateral at their last known address.

Net Loan Cost
The net loan cost will be calculated on each policy processing date as follows:
(1) We determine the outstanding policy loan(s) since the previous policy anniversary.
(2) We multiply (1) by the daily loan charge shown on Page 3E taking account of the time elapsed.

Loans and repayments during a policy processing period will affect our calculations.

Right to Exchange for Fixed Life Insurance

We must provide you with an option during the first 18 months to exchange this policy for a joint and last survivor life insurance policy on the lives of the insureds under which the benefits do not vary with the investment experience of a separate account. In effect, we make this option available to you by permitting you to reallocate all of the policy's investment value to the Guaranteed Interest Division of the general account. If, at any time during the first 18 months, you request an allocation change of all of this policy's investment value from the separate account divisions to the Guaranteed Interest Division and indicate in a form satisfactory to us that you are making the allocation change in exercise of your exchange right, we will reallocate the investment value of this contract to the Guaranteed Interest Division without charge. At the time of such election, there is no effect on the policy's face amount, net amount at risk, underwriting classes, or issue ages.

After exercise of this exchange right, we will automatically credit all future premium payments and deduct loans from the Guaranteed
Interest Division.

Insurance Benefits

Variable Insurance Amount

The variable insurance amount on the policy date equals the cash surrender value as of such date multiplied by the net single premium factor on such date. Thereafter, the variable insurance amount will vary daily based on the investment results and any premium payments made. The variable insurance amount will be determined as of each date after the policy date as follows:
(1) We determine the cash surrender value of this policy as of such date.
(2)  We add to (1) any policy debt as of such date.
(3) We multiply (2) by the net single premium factor as of such date, shown on page 3G.
In no event will the variable insurance amount be less than that required to keep this policy qualified as life insurance under the Federal income tax laws.

Proceeds Payable to the Beneficiary

We will pay the death benefit proceeds to the beneficiary upon the death of the last surviving insured. The proceeds may be paid in cash or under one or more income plans. See Choosing an Income Plan.

Death Benefit Proceeds
Death benefit proceeds are determined as follows:
(1) We determine this policy's death benefit, which is the larger of the face amount and the variable insurance amount.
(2)  We subtract from (1) any policy debt.
(3)  We add to (2) any amounts due from optional benefit riders.
The values above will be those as of the date of death of the last surviving insured. If the last surviving insured dies during the grace period, we will pay the beneficiary the death benefit proceeds in effect immediately prior to the grace period reduced by any overdue charges. The death benefit will never be less than that required to keep this policy qualified as life insurance under the Federal income tax laws.

If the death benefit is payable after an additional premium payment has been accepted and before the next policy processing date, we will pay the beneficiary the larger of:
(1) the amount of the death benefit calculated as of the prior policy processing date plus the amount of the additional premium payment; and
(2)  the variable insurance amount as of the date of death.

The amount paid to the beneficiary will be reduced by the amount of any policy debt and any overdue charges if the policy is in a grace period.

How to Claim Death Benefit Proceeds
The beneficiary should contact our Customer Service Center for instructions. We will usually pay the proceeds within seven days after we receive due proof of the death of each of the insureds, and any other requirements. We may delay payment of all or part of the death benefit proceeds as described in the Payments We May Defer provision. We will add interest to the death benefit proceeds at an annual rate of at least 4% from the date of the last surviving insured's death to the date of payment. Interest added to death benefit proceeds will not be less than that required by any applicable law.

Insurance Coverage Period

How We Determine the Guarantee Period and Face Amount

On the Policy Date
The initial guarantee period and face amount on the policy date are shown on Page 3D. The guarantee period and face amount are not affected by investment results nor the allocation of the investment value among the divisions. They will change as described below as a result of any additional premium payments.

When an Additional Premium Payment is Made
The guaranteed benefits will increase as follows:
(1) We take the immediate increase in cash surrender value resulting from the additional premium payment, and add interest for the period from the date we receive and accept the additional premium payment to the policy processing date on or next following such date.
(2)  If the guarantee period prior to payment is less than for life:
     the total of (1) and the tabular value as of such policy processing date will be used to calculate a new guarantee period. Any part of such total in excess of the amount required to increase the guarantee period to the whole of life will be applied as in (3) below.
(3) If the guarantee period is for life: the amount from (1) or excess amount from (2) above will be applied as a net single premium for the whole of life to increase the face amount of this policy.

For these calculations we use the interest rate and mortality table from Page 3D.

Termination of Policy after Guarantee Period

At any time after the end of the guarantee period, if the cash surrender value on a policy processing date is negative, we will notify you of our plan to terminate this policy. This negative cash surrender value will be considered as an overdue charge as of such policy processing date. We will not terminate this policy due to a negative cash surrender value until the end of a grace period of 61 days from the date we mail the notice to you and anyone who holds this policy as collateral, at their last known addresses.

To avoid termination, you must pay us at least the charges that were due on the policy processing date on which we determined that the cash surrender value was insufficient. This amount will be specified on the notice we send. If the last surviving insured dies during the grace period, we will pay the beneficiary the insurance benefits as described in Proceeds Payable to the Beneficiary.

How to Reinstate this Policy

If we have terminated this policy at the end of the grace period, you may reinstate it while both insureds are living if:
(1) You ask for reinstatement within three years from the end of the grace period;
(2)  We receive satisfactory evidence of the insureds' insurability;
     and
(3) You pay us at least the reinstatement cost. The reinstatement cost is the minimum payment for which we would then issue this policy based on the insureds' attained ages as of the effective date of the reinstated policy.

The effective date of the reinstated policy will be the policy processing date on or next following the date we approve your reinstatement application.

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Choosing an Income Plan

While this policy is in effect, you may choose one or more income plans for the payment of death benefit proceeds. If, at the time of the death of the last surviving insured, no plan has been chosen for paying death benefit proceeds, the beneficiary may choose a plan within one year. You may also elect an income plan on surrender of the policy for its cash surrender value. For each plan we will issue a separate written agreement putting the plan into effect.

Our approval is needed for any plan where:
(1) the person named to receive payment is other than the owner or beneficiary; or
(2)  the person named is not a natural person, such as a corporation;
     or
(3)  any income payment would be less than $500.

The Income Plans

There are four income plans to choose from.  They are:

Plan 1.  Income for a Fixed Period
Payment is made in equal installments for a fixed number of years. We guarantee each monthly payment will be at least the Income For Fixed Period amount shown on Page 3H. Values for annual, semiannual or quarterly payments are available on request.

Plan 2.  Income for Life
Payment is made to the person named in equal monthly installments and guaranteed for at least a period certain. The period certain can be 10 or 20 years. Other periods certain are available on request. A refund certain may be chosen instead. Under this arrangement, income is guaranteed until payments equal the amount applied. If the person named lives beyond the guaranteed period, payments continue until his or her death.

We guarantee each payment will be at least the amount shown in the Income for Life table on Page 3H. By age we mean the named person's age on his or her last birthday before the plan's effective date.
Amounts for ages not shown are available on request.

Plan 3.  Joint Life Income
This plan is available if there are two persons named to receive payments. At least one of the persons named must be either the owner or beneficiary of this policy. Monthly payments are made as long as at least one of the named persons is living. The monthly payment amounts are available upon request.

Plan 4.  Annuity Plan
An amount can be used to buy any single premium annuity we offer on the plan's effective date.

Payments when Named Person Dies

When the person named to receive payment dies, we will pay any amounts still due as provided by the plan agreement. The amounts still due are determined as follows:
(1) For plans 1, 2, or any remaining guaranteed payments, payments will be continued. Under plans 1 and 2, the discounted values of the remaining guaranteed payments may be paid in a single sum. This means we deduct the amount of the interest each remaining guaranteed payment would have earned had it not been paid out early. The discount interest rate is 3% for plan 1 and 3.5% for plan 2. We will, however, base the discount interest rate on the rate of interest used to calculate the payment for plans 1 and 2, if such payments were not based on the table in this policy.
(2) For plan 3, no amounts are payable after both named persons have died.
(3) For plan 4, the annuity agreement will state the amount due, if any.
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Other Important Information

Limits on Our Contesting this Policy

We rely on the statements made in the applications. Legally, they are considered representations, not warranties. We can contest the validity of this policy if any material misstatements are made in the initial application, a copy of which is attached. We can also contest any amount of death benefit which would not be payable except for the fact that an additional premium payment was made if any material misstatements are made in any application required with the premium payment.

We will not contest the validity of this policy after this policy has been in effect during the lifetime of both insureds for two years from the date of issue. Nor will we contest any amount of death benefit attributable to an additional premium payment after it has been in effect during the lifetime of both insureds for two years from the date we receive and accept such premium payment.

If this policy is reinstated, this provision will be measured from the effective date of the reinstated policy.

Policy Values Reports

We will send you a report within 31 days after each policy processing date shown on Page 3D. The report will show the death benefit, cash surrender value and policy debt as of such date. The report will also show the allocation of the investment value on such date and any changes since the last report. The report will also include any other information that may be currently required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

Changing this Policy

This policy or any optional benefit riders may be changed to another plan of insurance according to our rules at the time of the change.

Policy Changes - Applicable Tax Law

For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code or successor law. Therefore, to maintain this qualification to the maximum extent permitted by law, we have reserved in this policy the right to return any additional premium payments that would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us. Further, we reserve the right to make changes in this policy or its optional benefit riders or to make distributions from this policy to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such change.

Error in Ages or Sexes

If an insured's age or sex has been misstated on the application, the death benefit shall be that which would be purchased by the mortality cost determined for the current processing period based on the correct age and sex. In addition, the benefit provided by any optional benefit rider shall be the amount purchased by the rider deduction for the current processing period based on the correct age and sex.

Sending Notice to Us

Any written notices or requests should be sent to our Customer Service Center. The address is shown on the cover page. Please include your name, policy number, and, if you are not one of the insureds, the names of the insureds.
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Other Important Information (continued)

Suicide

If the last surviving insured commits suicide within two years from the date of issue, while sane or insane, the death benefit will be limited to the amount of the premium payments made.

If the last suriving insured commits suicide, while sane or insane, within two years of any date we receive and accept an additional premium payment, any amount of death benefit which would not be payable except for the fact that the additional premium payment was made will be limited to the amount of such premium payment. The death benefit we will pay will be reduced by any policy debt.

Payments We May Defer

We may not be able to determine the value of the assets of the separate account divisions because:
(1)  the NYSE is closed for trading;
(2)  the SEC determines that a state of emergency exists; or
(3) an order or pronouncement of the SEC permits a delay for the protection of policyowners.

During such times, as to amounts allocated to the divisions of the separate account(s), we may delay:
(1) determination and payment of the cash surrender value and loan requests;
(2) determination and payment of any death benefit in excess of the face amount if death occurs prior to the end of the guarantee period; after the guarantee period we may delay determination and payment of the entire death benefit; and
(3)  allocation changes of the investment value.

As to amounts allocated to the Guaranteed Interest Division, we may, at any time, defer payment of the cash surrender value or loan requests for up to six months after we receive a request for it. We will allow interest of at least 4% a year on any cash surrender value payment derived from the Guaranteed Interest Division that we defer 30 days or more.

Establishing Survivorship

If we are unable to determine which of the insureds was the last survivor on the basis of the proofs of death provided to us, we shall consider the insured to be the last surviving insured.

Claims of Creditors

The proceeds of this policy will be free from creditors claims to the extent allowed by law.

Assignment - Using this Policy as Collateral Security

The owner can assign this policy as collateral security for a loan or other obligation. This does not change the ownership, but the owner's rights and any beneficiary's rights are subject to the terms of the assignment. To make or release an assignment, we must receive written notice, satisfactory to us, at our Customer Service Center. We are not responsible for the validity of any assignment, nor will the assignment affect any payments made or actions taken by us before we record the written notice.

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Other Important Information (continued)

Non-Participating

This policy does not participate in the divisible surplus of the Golden American Life Insurance Company.

Authority to Make Agreements

All agreements made by us must be signed by our president or a vice president and by our secretary or an assistant secretary. No other person, including an insurance agent or broker, can:
(1)  change any of this policy's terms; or
(2)  make any agreements binding on us.


Changes in Expense Charges and Insurance Charges

Changes in expense charges or insurance charges will be by class and based upon changes in future expectations for such elements as: mortality, persistency, expenses and taxes. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.

Maturity Date of this Policy

On the maturity date of this policy shown on Page 3D, we will pay you the cash surrender value if either insured is then living. The cash surrender value may be paid in cash or under one or more income plans. See Choosing an Income Plan.

Required Note on Our Computations

Our computations of reserves, cash surrender values, tabular value and the maximum mortality costs are based on the mortality table and interest at the rate shown on Page 3D. In calculating the maximum mortality costs, we use the attained age, sex and underwriting classes of both insureds and their individual mortality cost to determine annual mortality costs for the joint and last survivor status. When making our computations, we assume that death claims are paid immediately.

We have filed a detailed statement of our computations with the insurance supervisor of the state or jurisdiction where this policy is delivered. All policy values equal or exceed those required by the law of that state or jurisdiction. Any benefit provided by an attached optional benefit rider will not increase these values unless stated in that rider.

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Flexible Premium Joint and Last Survivor Variable Life Insurance

Variable life insurance payable upon death of the last surviving insured. Death benefit subject to guaranteed minimum during Guarantee Period. Guaranteed minimum is policy's face amount. Flexible premium payments. Non-participating. Investment results reflected in policy benefits.